UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 17, 2008
Date of Report (Date of earliest event reported)

WSFS Financial Corporation
(Exact name of Registrant as specified in its Charter)

Delaware	0-16668	22-2866913
(State or other jurisdiction of incorporation)	(SEC Commission File No.)	(IRS Employer Identification No.)

500 Delaware Avenue, Wilmington, Delaware 19801
(Address of principal executive offices, including zip code)

(302) 792-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

WSFS FINANCIAL CORPORATION

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 – Financial Information

Item 2.02.	Results of Operations and Financial Condition.

WSFS Reports Increase to Previously Announced 2007 Earnings and Other Adjustments Resulting from Sale of a Large Problem Loan

WSFS today announced that it has made revisions to its results of operations and other financial information that were reported in the Company’s earnings release issued on January 24, 2008. The revisions reflect the change in the status of an $18.7 million loan. Our earlier estimate of the loan’s collectability was based on internal financial analysis and collateral strength and on valuations of the borrower by potential third party purchasers of the borrower’s assets. Following the issuance of our earnings release, significant additional information about this loan came to light that caused us to reassess our evaluation of the loan. After considering a number of alternatives regarding this loan, the loan was sold to a third party on March 14, 2008. We sold the loan for an amount in excess of our carrying value net of the related allowance at December 31, 2007. Consistent with GAAP, we are reclassifying the loan and changing the estimated amount of loss as of December 31, 2007 to reflect sale of the loan.

Accordingly, our earnings release is revised to reflect:

•

Earnings of $29.6 million ($4.55 per diluted share) for 2007 and $7.5 million ($1.18 per diluted share) for the fourth quarter 2007. These earnings are $657,000 higher ($411,000 or $0.06 per diluted share after-tax) as a result of a decrease in the estimated provision for loan losses (provision) and an increase in our contingency for letters of credit.

o	We reduced our provision by $841,000 reflecting the sale of this loan at a more-favorable than anticipated outcome compared to our earlier formulaic assessment of possible loss for this loan.
o

We increased our contingency for letters of credit by $184,000 due to the fact that we are retaining exposure to $475,000 in letters of credit until May 31, 2008 related to this same credit to allow the buyer time to transfer these letters of credit to a new banking relationship. We believe there is additional risk in these letters of credit due to the transitional nature of the lending relationship and our unsecured position.

•	Non-performing assets are increased by $15.0 million from the previously reported amount due to our reassessment of this loan as of December 31, 2007.

•	Net charge-offs for the fourth quarter and full year 2007 are revised to 1.06% and 0.34% of average gross loans, respectively, reflecting a $3.7 million loss taken on disposition of this loan.
•

The ratio of the allowance for loan loss reserves (ALL) to total gross loans is decreased to 1.12% as reserves against this loan are now charged against the credit rather than included in the ALL. The resulting ratio is comparable to the median for banks and thrifts in the $1 to $5 billion asset range.

For information regarding our loan portfolio, please see the portfolio diversification statistics included in the CEO outlook and commentary section of our January 24th earnings release. We also note:

•

The loan is a commercial and industrial (C&I) asset based line of credit collateralized by receivables and inventory monitored by a borrowing base formula. Excluding this credit, we had only 25 additional borrowing base lines of credit representing $75 million in balances on $111 million in commitments, or approximately 5% of our commercial portfolio balances.

•

For our entire commercial portfolio, our average credit relationship size is approximately $430,000. Only five relationships (including this credit) are in excess of $20 million and each of these relationships is collateralized by real estate or US Treasury securities.

As a result of our workout efforts we were able to sell this loan and our financial statements and related performance ratios at March 31, 2008 will reflect resolution of this credit. The statistics presented above support our belief that this loss is driven by company specific issues and events rather than a fundamental general overall weakness in our loan portfolio.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:	None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WSFS FINANCIAL CORPORATION
Date: March 17, 2008	By:	/s/ Stephen A. Fowle
Stephen A. Fowle Executive Vice President and Chief Financial Officer

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